Exhibit 99.1

China Direct Reports Record Financial Results for the Fourth Quarter and Full Year of Fiscal 2007

- Full year revenue reaches $174.24 million

- Full year net income increases to $11.83 million

- Full year basic EPS rises to $0.75 per share

- Full year fully-diluted EPS rises to $0.67 per share

- Company to provide updated earnings guidance for 2008 during today’s 4:30 p.m. EDT Conference Call.

Deerfield Beach, Florida – March 31, 2008 - (PR Newswire) –China Direct, Inc. (AMEX: CDS), a U.S. company that owns controlling stakes in a diversified portfolio of Chinese entities and assists Chinese businesses in accessing the U.S. capital markets, announced today the Company's audited financial results for the fourth quarter of 2007 and the full year ended December 31, 2007.

Financial Highlights

The Full Year Financial Performance

Revenues for 2007 increased to $174.24 million, as compared to revenues of $13.98 million for 2006.

Gross profit for 2007 was $18.79 million, as compared to $1.47 million for 2006.  Total operating expenses for 2007 increased to $4.48 million, as compared to $1.93 million for 2006. Operating expenses as a percentage of gross profit declined in 2007 to 23.8% down from $131.3% in 2006.  Operating income was $14.31 million for 2007 versus a loss of $459,207 for 2006, yielding an operating profit margin of 8.2% in 2007.

Net income for 2007 increased to $11.83 million as compared to net income of $169,322 in 2006.  The basic earnings were $0.75 per share as compared to $0.02 per share for 2006 on a weighted average basis.  On a fully diluted basis, the earnings per share for 2007 were $0.67 per share as compared to $0.01 per share for 2006 on a weighted average basis.  The net profit margin in 2007 improved to 6.8% from 1.2% in 2006.

Marc Siegel, President of China Direct, stated “We continue to be very pleased with the financial performance of our four segments in 2007, and we are particularly encouraged by the synergies we are starting to realize from the recent acquisitions to our magnesium segment.  We believe the expansion of our magnesium segment has brought us significantly closer to achieving our goal of becoming the global leader in the production and distribution of magnesium. We continue to seek acquisitions in this segment that allow us to drive growth through manufacturing cost savings and distribution reach."

The Fourth Quarter Financial Performance

Revenues for the fourth quarter ended December 31, 2007 increased to $58.27 million as compared to revenues of $13.50 million in the fourth quarter ended December 31, 2006.  The increase in revenues was mainly attributable to increased sales from our Magnesium and Clean Technology segments acquired during 2007, as well as a strong performance from both Lang Chemical and our Consulting segment.  Additionally, revenue in the fourth quarter of 2007 increased 31% sequentially from revenues of $44.58 million in the third quarter of 2007, driven by our magnesium business.

Gross profit for the fourth quarter of 2007 was $6.82 million as compared to $1.33 million in the fourth quarter ended December 31, 2006.  Total operating expenses for the fourth quarter of 2007 increased to $1.68 million compared to $819,336 in the fourth quarter of 2006. The increase in operating expenses in the fourth quarter of 2007 reflects the continued increases to our operations in China associated with our new subsidiaries and staff additions both in the U.S. and China associated with the financial management and integration of our expanding operations.  The Company also experienced increases in travel expenses, professional consulting fees, professional insurance premiums, as well as non-cash option charges for employees, management, and professional advisors. Operating income was $5.14 million and $514,266 for the fourth quarter of 2007 and 2006, yielding operating margins of 8.8% and 3.7%, respectively.

Net income for the fourth quarter of 2007 increased to $4.71 million, or $0.23 per basic share, as compared to net income of $557,153 or $0.05 per basic share for the fourth quarter of 2006.  On a fully diluted basis, earnings per share for the fourth quarter of 2007 were $0.20 per share as compared to $0.04 per share for the fourth quarter of 2006.  Additionally, net income was up 59% sequentially from net income of $2.98 million in the third quarter of 2007.  The net profit margin improved to 8.1% in the fourth quarter of 2007 from 4.1% in the fourth quarter of 2006.

Balance Sheet

At December 31, 2007, total assets were $88.29 million, an increase of 324% from $20.84 million at December 31, 2006.  At December 31, 2007, shareholder equity reached $42.82 million, an increase of 630% from $5.86 million at December 31, 2006.  At December 31, 2007, cash and cash equivalents were $20.39 million and working capital was approximately $40.88 million, an increase of 570% and 502% from cash and cash equivalents of $3.03 million and working capital of approximately $6.79 million at December 31, 2006, respectively.

2008 Financial Guidance

The Company sees continued robust growth in both revenue and earnings for 2008 and will provide updated earnings guidance for 2008 during its conference call today, March 31, 2008 at 4:30 PM EDT.

Mr. Siegel concluded, “We remain focused on generating internal growth of at least 30% in 2008, as we integrate our recently acquired business operations.  We see continued improvement in our average contract price for magnesium in 2008 as pre sold contracts from 2007 expire and new sales contracts are made at current price levels.  We are confident we can continue to make strategic and opportunistic acquisitions in China and believe we have gained substantial experience in 2007.  Throughout the past year we have steadily built a cohesive team which has positioned China Direct to continue its expansion in 2008 and beyond. We remain excited by the opportunities in China and continue to work responsibly and aggressively on behalf of our shareholders. We believe 2008 will be another record breaking year for China Direct.”

China Direct Conference Call to discuss the Company's financial results for the fourth quarter of 2007 and the full year of 2007 ended December 31, 2007 as well as provide updated financial guidance for 2008.

The conference call will take place at 4:30 p.m. EDT on Monday, March 31, 2008. Anyone interested in participating should call 1-800-762-8779 if calling within the United States or 1-480-248-5081 if calling internationally approximately 5 to 10 minutes prior to 4:30 p.m. EDT.  Participants should ask for the China Direct 2007 Fourth Quarter Financial Results conference call/ Conference ID 3856868. There will be a playback available until April 15, 2008. To listen to the playback, please call 1-800-406-7325 if calling within the United States or 1-303-590-3030 if calling internationally. Please use the pass code 3856868 for replay.

This call is being webcast by ViaVid Broadcasting and can be accessed at China Direct's website at http://www.chinadirectinc.com . The webcast may also be accessed at ViaVid's website at http://www.viavid.net . The webcast can be accessed through April 15, 2008 on either site. To access the webcast, you will need to have the Windows Media Player on your desktop. For the free download of the Media Player, please visit: http://www.microsoft.com/windows/windowsmedia/en/download/default.asp

	December 31,
	2007	2006
ASSETS
Current Assets:
Cash and cash equivalents	$20,394,931	$3,030,345
Notes receivable	1,010,781	942,117
Investment in trading securities	—	2,166,603
Investment in trading securities -related party	—	311,611
Investment in marketable securities held for sale	7,820,500	—
Investment in marketable securities held for sale-related party	1,315,488	1,325,400
Accounts receivable, net of allowance for doubtful accounts of $290,456 and $110,611 for 2007 and 2006, respectively	9,644,880	2,770,062
Accounts receivable-related parties	2,283,600	—
Inventories	5,293,986	5,494,292
Prepaid expenses and other current assets	12,396,269	1,272,246
Prepaid expenses-related parties	4,150,943	—
Other receivables	3,043,193	—
Due from related parties	1,287,877	—
Total current assets	68,642,448	17,312,676
Restricted cash	646,970	447,713
Property, plant and equipment, net of accumulated depreciation of $577,801 and $97,428 for 2007 and 2006, respectively	18,010,524	2,753,468
Prepaid expenses	294,986	321,548
Other assets	138,089	—
Mining rights, net	457,226	—
Property use rights, net	96,078	—
Total assets	$88,286,321	$20,835,405
LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Loans payable-short term	$2,570,149	$1,536,064
Loan payable-related party	410,167	—
Accounts payable and accrued expenses	9,057,790	4,517,354
Accounts payable-related parties	964,114	1,546,880
Advances from customers	6,277,767	916,764
Deferred revenues-short term	685,294	779,900
Other payables	4,097,716	45,623
Income tax payable	560,116	599,699
Deferred Income tax	—	440,861
Due to related parties	3,137,233	140,893
Total current liabilities	27,760,346	10,524,038
Loan payable—long term	166,573	22,793
Deferred revenue—long term	—	779,900
Minority interest	17,215,451	3,644,350
Stockholders' Equity:
Preferred Stock: $.0001 par value, 10,000,000 authorized, no shares issued and outstanding	—	—
Common Stock; $.0001 par value, 1,000,000,000 authorized, 20,982,010 and 12,868,433 issued and outstanding for 2007 and 2006,respectively	2,098	1,287
Additional paid—in capital	30,257,644	4,927,343
Deferred compensation	(55,000)	(226,840)
Accumulated comprehensive income	162,045	532,379
Retained earnings	12,456,706	630,155
Total stockholders’ equity	42,823,493	5,864,324
Total liabilities and stockholders’ equity	$88,286,321	$20,835,405

	For the Year Ended December 31,
	2007	2006
Revenues	$169,696,524	$13,467,337
Revenues-related party	4,539,059	517,000
Total revenues	174,235,583	13,984,337
Cost of revenues	155,448,012	12,515,035
Gross profit	18,787,571	1,469,302
Operating expenses:
Selling, general, and administrative	4,476,967	1,900,111
Selling, general, and administrative-related party	—	28,398
Total operating expenses	4,479,967	1,928,509
Operating income (loss)	14,542,154	(459,207)
Other income (expense):
Other income	1,090,709	44,336
Interest income (expense)	280,342	(6,624)
Unrealized gain on trading securities	—	600,339
Realized gain on sale of marketable securities	616,045	81,170
Realized (loss) gain on sale of marketable securities-related party	(41,885)	85,774
Net income before income taxes	16,252,815	345,788
Income taxes expense	(727,479)	(176,466)
Income before minority interest	15,525,336	169,322
Minority interest in income of subsidiary	(3,698,785)	—
Net income	11,826,551	169,322
Foreign currency translation gain	1,314,343	137,443
Unrealized loss on marketable securities held for sale, net of income taxes	(174,212)	—
Unrealized (loss) gain on marketable securities held
For sale-related party, net of income taxes	(1,510,465)	349,636
Comprehensive income	$11,357,230	$656,401
Basic earnings per common share	$0.74	$0.02
Diluted earnings per common share	$0.67	$0.01
Basic weighted average common shares outstanding	15,841,560	10,572,745
Diluted weighted average common shares outstanding	17,605,664	13,849,556

About China Direct, Inc.

China Direct, Inc. (Amex: CDS) is a diversified management and advisory services organization headquartered in the U.S. Our management services division acquires a controlling interest in entities operating in China. Our ownership control enables China Direct to provide management advice, as well as financing to Chinese entities. This infrastructure creates a platform to expand business opportunities globally while effectively and efficiently accessing the U.S. capital markets. Our advisory services division provides comprehensive advisory and consulting services critical to the success of Chinese entities seeking to access the U.S. capital markets. As a direct link to China, China Direct serves as a vehicle allowing investors to directly participate in the rapid growth of the Chinese economy in a diversified and balanced manner. For more information about China Direct, please visit http://www.chinadirectinc.com .

Safe Harbor Statement

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward- looking statements are based on current expectations or beliefs, including, but not limited to, statements concerning the Company's operations, financial performance and, condition. For this purpose, statements that are not statements of historical fact may be deemed to be forward-looking statements. The Company cautions that these statements by their nature involve risks and uncertainties, and actual results may differ materially depending on a variety of important factors, including, but not limited to, the impact of competitive products, pricing and new technology; changes in consumer preferences and tastes; and effectiveness of marketing; changes in laws and regulations; fluctuations in costs of production, and other factors as those discussed in the Company's reports filed with the Securities and Exchange Commission from time to time. In addition, the company disclaims any obligation to update any forward-looking statements to reflect events or circumstances after the date hereof.

Contact:

Investor Relations,

HC International, Inc.
Alan Sheinwald, Partner
Tel: (914) 669-0222
Email: Alan.Sheinwald@HCinternational.net

Company,

China Direct, Inc.
Richard Galterio, Executive Vice President
Tel: 1-877-China-57
Email: Richard@cdii.net